HIGH PLAINS CORPORATION
                           200 W. Douglas, Suite #820
                             Wichita, Kansas 67202

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 28, 2000


  The Annual Meeting of Stockholders of High Plains Corporation (the "Company") will be held at the Hyatt Regency Wichita, 400 W. Waterman, Wichita, Kansas, on the 28th day of November, 2000 at 10:00 o'clock a.m. Central Time for the purpose of considering and voting upon the following matters:

  1. To elect two directors to the class whose term expires in 2003.

  2. To ratify the appointment of Allen, Gibbs & Houlik, L.C. as the independent public accountants for the Company.

  3. To approve a modification of the Company's 1992 Stock Option Plan.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on October 2, 2000 will be entitled to notice of and to vote at the meeting.


                                         By order of the Board of Directors
                                         Gary R. Smith
                                         President and Chief Executive Officer

Wichita, Kansas
October 23, 2000

  You are cordially invited to come to the Annual Meeting early so that you may meet informally with management and with Board nominees. The meeting room will be open from 9:00 a.m. until the meeting at 10:00 a.m. Refreshments will be served before the meeting.




                                  IMPORTANT

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT THE PROXY BE RETURNED REGARDLESS OF THE NUMBER OF SHARES OWNED.

PROXY                      HIGH PLAINS CORPORATION
                200 W. Douglas, Suite #820, Wichita, KS 67202

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, SOLICITED ON BEHALF OF THE BOARD
  OF DIRECTORS.

  The undersigned hereby appoints Donald D. Schroeder and David C. Nesbitt as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of High Plains Corporation as held of record by the undersigned on October 2, 2000, at the Annual Meeting of Stockholders to be held November 28, 2000, or any adjournment thereof. This proxy revokes all prior proxies given by the undersigned.

  1.  ELECTION OF DIRECTORS
      [ ]  FOR THE NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY
           BELOW).
      [ ]  WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW.

           H.T. RITCHIE STANDS FOR ELECTION TO A THREE YEAR TERM. GILBERT B. ECKHOFF STANDS FOR ELECTION TO A THREE YEAR TERM.

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

_________________________________________________________________________

  2. TO RATIFY THE APPOINTMENT OF ALLEN, GIBBS & HOULIK, L.C. AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.
      [ ] FOR  [ ] AGAINST      [ ] ABSTAIN

                       (Continued from reverse side)


  3.  TO MODIFY THE COMPANY'S 1992 STOCK OPTION PLAN.
      [ ] FOR  [ ] AGAINST      [ ] ABSTAIN

  4. PROVIDED THAT THE COMPANY DID NOT KNOW FORTY-FIVE (45) DAYS BEFORE THE MAILING OF THIS PROXY SOLICITATION THAT A MATTER WAS TO BE PRESENTED AT THE MEETING, THE PROXIES ARE AUTHORIZED TO VOTE , IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2,3, AND 4.

  Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                       Dated: _______________________, 2000


                                       ____________________________________
                                       Signature of Shareholder

                                       ____________________________________
                                       Signature of Shareholder

                                       PLEASE MARK, SIGN, DATE AND RETURN
                                       THE PROXY CARD PROMPTLY, USING THE
                                       ENVELOPE PROVIDED

                           High Plains Corporation
                         200 W. Douglas, Suite #820
                            Wichita, Kansas 67202

                               PROXY STATEMENT
                     FOR ANNUAL MEETING OF STOCKHOLDERS
                              NOVEMBER 28, 2000

                             GENERAL INFORMATION

  The accompanying proxy is furnished by High Plains Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders to be held at the Hyatt Regency Wichita, 400 W. Waterman, Wichita, Kansas in the Trail Room on November 28, 2000 at 10:00 a.m. (CST), or any adjournment thereof, and may be revoked by the stockholder at any time before it is voted by giving a written notice to the Secretary of the Company, by executing and delivering a proxy with a later date, or by personal withdrawal of the proxy prior to or at the meeting. The expense of this solicitation is to be borne by the Company and the Company will reimburse persons holding stock in their name or in the names of their nominees, for their expenses in sending proxies and proxy materials to their principals. The approximate mailing date of this proxy statement is October 23, 2000.

  The Company had outstanding 16,453,798 shares of Common Stock, par value $.10 per share as of October 2, 2000, the date the security holders of record entitled to vote at the meeting will be determined (the "Record Date"). Each share of Common Stock entitles the holder thereof to one vote. On all matters considered at the Annual Meeting, abstentions and broker non-votes do not count in the voting results. Abstentions and broker non-votes will be counted in determining if a quorum is present. There is cumulative voting in the election of directors, and each stockholder is entitled to cast a number of votes equal to the number of voting shares held by the stockholder at the Record Date multiplied by the number of directors to be elected and may cast all such votes for a single nominee or may distribute them between the nominees as the stockholder chooses. This Proxy Statement solicits discretionary authority to vote cumulatively, and the accompanying form of proxy grants such authority.

ITEM 1                      ELECTION OF DIRECTORS

  The Board recommends that the stockholders vote FOR, and unless otherwise instructed, the persons named in the Proxy have indicated that they intend to vote FOR the election of H.T. Ritchie, whose term expires at the 2000 Annual Meeting, and FOR the election of Gilbert B. Eckhoff, each to serve as director for a term of three years, until the 2003 Annual Meeting of Stockholders and until his successor is duly elected and qualified. In the event of the death or disability of either of the candidates for director, the Proxy will be voted for such other person or persons as the Board of Directors may recommend. No stockholder may vote in person or by proxy for more than two nominees at the Annual Meeting. Only two candidates for director have been named by the Board for the upcoming election, as the Board has exercised its rights under the Company's by-laws to maintain its total current membership at five directors.

  Certain information about the (i) nominees, (ii) the other current directors of the Company who will continue in office after the Annual Meeting and (iii) the executive officers of the Company is set forth below:

Nominees for Reelection.
                                                             Nominated
                                                             for Term
         Name               Age    Position                  Expiring

     H.T. Ritchie            56    Director                    2003
     Gilbert B. Eckhoff      62    Director                    2003

Directors Who Will Continue in Office and Executive Officers.
                                                             Expiration
                                                             for Term as
         Name               Age    Position                   Director

     Donald D. Schroeder     59    Chairman and Director       2001
     David C. Nesbitt        47    Director                    2002
     Gary R. Smith           57    President, CEO and Director 2001
     Christopher G. Standlee 46    Vice President, Secretary
                                   and General Counsel
     David E. Dykstra        37    Vice President of Sales
                                   and Marketing
     Timothy W. Newkirk      32    Vice President of Operations

    The directors of the Company are divided into three classes, each holding office for a term of three years. One class of directors is elected each year at the Annual Meeting of Stockholders. Officers of the Company serve at the discretion of the Board of Directors.

    Set forth below are biographical summaries of the incumbent directors, including the nominees, and the executive officers of the Company.

    H.T. Ritchie has been a director of the Company since October 1987 and his current term as director expires at the annual meeting of stockholders in 2000. He also served as Secretary of the Company from 1987 until April 1999, and as Chairman of the Board from April 1999 until November 1999. For over twenty years, Mr. Ritchie has served as President of the Ritchie Corporation, a
paving, sand and concrete production business located in Wichita, Kansas.   He
is currently a member of the "Nominating" and the "Policy and Compensation" Committees of the Board of Directors.

    Gilbert B. Eckhoff is a nominee for director of the Company. If elected, his term will expire at the annual meeting of shareholders in 2003. He is currently President and CEO of Henningson Foods, Inc., a Rye Brook, New York based food processing company. He has been with Henningson Foods for over 30 years, during which time he has also served as Chairman of the U.S.A. Poultry and Egg Export Council, Chairman of the American Egg Board, and President of the Nebraska Poultry Industry. Prior to Henningson Foods, he served in various executive positions with General Foods Corporation in White Plains, New York.

    Donald D. Schroeder has been a director of the Company since September 1997, and his current term as director expires at the annual meeting of stockholders in 2001. He also served as Treasurer of the Company from September 26, 1997 until April, 1999, and was elected Chairman of the Board in November, 1999. Mr. Schroeder is a food processing and packaging executive from Minneapolis, Minnesota. He is a former officer of Hoerner Waldorf Corporation (a New York Stock Exchange Company), and served as Vice President of Marketing and Strategic Planning for the $1.2 billion Brown Kraft division of Champion International Corporation. Since 1985, he has been a co-owner of The Schroeder Group, which is a group of companies with diversified interests in packaging, transportation and food processing. Mr. Schroeder is currently a member of the "Audit and Finance," and "Policy and Compensation" Committees of the Board of Directors.

    David C. Nesbitt has been a director of the Company since July 21, 1999, and his current term as director expires at the annual meeting of stockholders in 2002. Mr. Nesbitt is President of Devlin Enterprises; a Wichita, Kansas based diversified holding company, which he has been associated with since 1990. He is also Managing Director and CEO of Quest Financial Group, an investment management firm specializing in the acquisition of equity securities in privately held companies. Mr. Nesbitt is a member of the "Nominating," and "Audit and Finance" Committees of the Board of Directors.

    Gary R. Smith has been Chief Executive Officer of the Company since April 1998, and in July 1998 was elected President. In April, 1999 he was elected to the Board of Directors of the Company, although he does not currently serve as a member of any Board Committees. His current term as director expires at the annual meeting of stockholders in 2001. Most recently Mr. Smith was President of Signa Stortech Systems, Inc., an Ohio-based metal fabrication and powder-coating company from January 1, 1996 to April, 1998. For more than 10 years prior to that, he served in executive capacities with Hercules Engine Company, White Engines, Inc., Cummins Engine Company and Hoerner Waldorf Corporation. While serving as the President of Hercules Engine Company, Mr. Smith served on the Board of Directors of the Natural Gas Vehicle Coalition, a national clean-fuels advocacy organization.

    Christopher G. Standlee has been General Counsel of the Company since his employment in March 1995. In November 1996 he was elected Vice President of the Company, and since April of 1999 he has also served as Secretary of the Company. From May 1978 until March 1995 he maintained a private law practice in Wichita, Kansas, during which time he represented the Company as outside counsel for approximately ten years.

    David E. Dykstra joined the Company in November of 1999 as Vice President of Fuel Alcohol Sales. Since May 2000 he has served as Vice President of Sales and Marketing. For more than 10 years prior to joining the Company, Mr. Dykstra served in various capacities for Midwest Grain Products, Inc., an integrated producer of starch, gluten, and alcohol products, with his last position at Midwest being Director of Corporate Sales.

    Timothy W. Newkirk joined the Company in May of 2000, and in July, 2000 was elected as Vice President of Operations. Mr. Newkirk is a chemical engineer, and for approximately 10 years prior to joining the Company, served in various operational management positions for Midwest Grain Products, Inc., including Project Engineer, Plant Quality Manager, and most recently as Plant Manager of Midwest's 70 million gallon per year ethanol facility in Pekin, Illinois.

    No family relationships exist between or among the directors or executive officers of the Company.


Committees

    During fiscal 2000, the Company had standing Executive, Nominating, Diversification, Policy and Compensation, and Audit and Finance Committees. Each Committee met at least twice during the past fiscal year, and all Committee members were present at each Committee meeting. At June 30, 2000 standing board committees and their membership were as follows:

    The Executive Committee, consisting of Messrs. Ritchie, Schroeder and Smith, reviews the total operations of the Company and is responsible for setting the strategic direction of the Company in making recommendations to the board.

    The Nominating Committee, consisting of Messrs. Skolness, Ritchie and Nesbitt, recommends the nomination of prospective directors and officers. The Nominating Committee will consider persons brought to its attention by stockholders. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees to the Company's Board of Directors can do so by writing to the Secretary of the Company at 200 W. Douglas, Suite 820, Wichita, Kansas 67202, giving such person's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the person recommended giving consent to be named as a nominee and, if nominated and elected, to serve as a director.

    The Diversification Committee, consisting of Messrs. Smith, Schroeder, Ritchie and Nesbitt, seeks out and evaluates possible expansion or diversification options for the Company in the form of mergers, acquisitions, or synergistic joint ventures.

    The Policy and Compensation Committee, consisting of Messrs. Skolness, Schroeder and Ritchie, reviews overall policies, including compensation policies of the Company, recommends modifications to general policies and to compensation levels, and awards and grants stock options.

    The Audit and Finance Committee, consisting of Messrs. Schroeder, Nesbitt and Skolness, reviews the financial statements and budgets of the Company and reviews the performance of and recommends selection of the Company's independent auditors. In June of 2000, the Board adopted an official Audit Committee Charter which provides a more detailed description of the functions and duties of this committee. A copy of this Charter is appended to this Proxy Statement as Exhibit A.

    At a meeting of the Board of Directors held on July 18, 2000, the Board adopted an amendment to the by-laws of the Company requiring the Board to maintain certain specific committees, and further requiring that certain committees be comprised solely of "independent" board members. This by-law amendment requires implementation of these new committee assignments by the following annual shareholder's meeting, and will result in the formation of a transaction committee to monitor material transactions between the Company and insiders or related parties, as well as purchases or sales of assets constituting more than 10% of the Company's total assets. The amendment will also require that membership of the Audit, Nominating, Compensation and Transaction Committees be comprised solely of independent directors. Further details of the Committee requirements and the full text of the by-law amendment can be found in the Company's most recent 10K filing, which is incorporated herein by reference. As of the July 18, 2000 meeting, the Executive and Diversification committees were eliminated, and current committee assignments are as set forth in the director biographies above.

Attendance at Board Meetings

    During the fiscal year ended June 30, 2000, five meetings were held by the Board of Directors. All meetings were held in person, and all then serving directors attended all of the Board of Directors meetings.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                           OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock as of August 31, 2000 by (i) each beneficial owner of more than 5%, (ii) each current director of the Company and each director who served during fiscal 2000, (iii) each Named Officer, as defined in "Executive Compensation", and (iv) all such directors and executive officers of the Company as a group. Unless otherwise noted, each person has sole voting and investment power with respect to the shares of voting securities beneficially owned by such person.

                                      Number      Ownership
  Name of Beneficial Owner           of Shares    Percentage (1)

  Heartland Advisors, Inc.           3,151,900      17.0%
    790 Milwaukee St.
    Milwaukee, WI  53202
  Dimensional Fund Advisors, Inc.    1,031,086       5.5%
    1299 Ocean Avenue, 11th Floor
    Santa Monica, CA  90401
  Raymond G. Friend (2)                375,285       2.0%
  John F. Chivers (3)                  235,750       1.3%
  Arthur Greenberg (4)                  55,750         *
  David C. Nesbitt (5)                  26,000         *
  Ronald D. Offutt (6)                  55,750         *
  Parker F. Pieri                          100         *
  H.T. Ritchie (7)                     435,953       2.3%
  Donald D. Schroeder (8)               57,000         *
  Daniel O. Skolness (9)               332,216       1.8%
  Donald M. Wright (10)                312,359       1.7%
  Gary R. Smith (11)                   119,895       0.1%
  Christopher G. Standlee (12)          38,559         *
  All named directors and executive
    officers as a group
    (12 persons) (13)                2,044,617      11.0%

*  Less than 1%
(1) Assumes exercise of options which were exercisable at August 31, 2000 to purchase Common Stock granted to present and former officers, directors, and employees representing 2,128,318 shares of Common Stock for total outstanding shares of Common Stock of 18,582,116.
(2) Includes options to purchase 332,325 shares of Common Stock which are exercisable currently or within 180 days.
(3) Includes options to purchase 235,000 shares of Common Stock which are exercisable currently or within 180 days.
(4) Includes options to purchase 55,000 shares of Common Stock which are exercisable currently or within 80 days.
(5) Includes options to purchase 15,000 shares of Common Stock which are exercisable currently or within 180 days.
(6) Includes options to purchase 55,000 shares of Common Stock which are exercisable currently or within 180 days.
(7) Includes options to purchase 261,000 shares of Common Stock which are currently exercisable; 8,689 shares of Common Stock as to which Mr. Ritchie shares investment and voting power; and 2,152 shares which are held as custodian for a minor child.
(8)  Includes options to purchase 45,000 shares of Common Stock which are
     exercisable currently or within   180 days.
(9) Includes options to purchase 261,000 shares of Common Stock which are currently exercisable and 11,421 shares held as custodian for a minor child.

(10) Includes options to purchase 271,000 shares of Common Stock which are exercisable currently or within 180 days.
(11) Includes options to purchase 55,000 shares of Common Stock which are exercisable currently or within 180 days.
(12) Includes options to purchase 20,000 shares of Common Stock which are exercisable currently or within 180 days. Also included are 2,710 options and 3,291 shares acquired under the Company's Employee Stock Purchase Plan.
(13) Includes shares and options referred to in footnotes 2 through 11.


                            EXECUTIVE COMPENSATION

    The following table sets forth certain individual compensation information for the Company's Chief Executive Officer and for the Company's executive officers whose total salary and bonus for fiscal 2000 exceeded $100,000 (the "Named Officers"). The Company granted no restricted stock awards or stock appreciation rights and did not make any long-term incentive plan payouts during the fiscal years indicated.


                          Summary Compensation Table
                                                                Long-Term
                                                               Compensation
                                                                  Awards
                               Fiscal  Annual Compensation  Securities Underlying    Other
Name and Principal Position     Year  Salary ($)  Bonus ($)      Options(#)       Compensation
                                                                                   ($)(1)(2)
Gary R. Smith, President and    2000  $206,860    $225,208(4)    30,000(3)         $5,190.83
  Chief Executive Officer       1999  $196,699    $ 40,041       15,000            $1,317.00
  (CEO since April 6, 1998)     1998  $  41,563   $      0       25,000            $       0

Christopher G. Standlee         2000  $ 90,477    $ 90,314(5)         0            $3,257.35
  Vice President, Secretary &   1999  $ 84,496    $ 16,041        5,000            $2,790.25
  General Counsel               1998  $ 64,434    $ 12,300            0            $2,255.00

Parker F. Pieri                 2000  $52,741     $ 87,013(5)         0                    0
  Vice President & CFO          1999  $51,569     $ 16,695        5,000                    0
  (resigned January, 2000)


(1) All amounts represent employer matching contributions to the Company's 401(k) Retirement Plan on behalf of the named individuals.
(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation does not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus for any Named Officer.
(3) 15,000 of these options were issued as "re-load" options as provided for in the 1995 stockholder approved amendments to the "1992 Stock Option Plan." These options do not have additional "re-load" rights.
(4) Includes 53,895 shares of treasury stock awarded as bonus on January 5, 2000 and valued at $1.7813 per share.
(5) Includes 21,558 shares of treasury stock awarded as bonus on January 5, 2000 and valued at $1.7813 per share.

                 Option Grants in Fiscal Year Ended June 30, 2000

  The following table sets forth information concerning stock options granted to the Named Officers during fiscal 2000 under the Company's 1992 Stock Option Plan. The Company granted no stock appreciation rights during fiscal 2000.

                                  % of Total                Market                 Potential Realizable Value
                                   Options                 Price on                at Assumed Annual Rates
                                  Granted to   Exercise or  Date of               of Stock Price Appreciation
                   Options       Employees in  Base Price   Grant     Expiration        for Option Term
Name            Granted (#)(1)   Fiscal Year     ($/Sh)    ($/Sh)(2)     Date      5% ($)    10%($)    0%($)
Gary R. Smith       15,000           6.5%        $1.125     $1.125     12/15/09   $10,918   $28,806   $ 0
Gary R. Smith       15,000           6.5%        $2.50      $2.50      12/31/08   $21,013   $53,632   $ 0


(1)  All options are exercisable currently or within 180 days.
(2) Based upon the last reported sales price on the NASDAQ National Market System on the date of grant.



           Aggregated Option Exercises in Fiscal Year Ended June 30, 2000
                       and Fiscal Year-End Option Values

  The following table sets forth information concerning stock options exercised during, and held at the close of, fiscal 2000 by the Named Officers. The Named Officers did not exercise during, or hold at the close of, such fiscal year any stock appreciation rights.

                                                                          Value of
                                                       Number of         Unexercised
                                                      Unexercised        in-the-Money
                        Shares                     Options at Fiscal      Options at
                      Acquired on   Value             Year-End(#)         Fiscal Year-
Name                  Exercise(#)  Realized($)  Exercisable/Unexercisable    End($)
Gary R. Smith           15,000      $12,187            55,000 /  0          $25,425

Christopher G. Standlee  1,001 (1)        0            20,000 / 2,903       $ 4,375

Parker F. Pieri          5,000      $ 9,665                 0 / 0                 0


(1) These shares were acquired as a result of scheduled purchase/exercises pursuant to the Company's Employee Stock Purchase Plan. No value is realized on these exercised because the plan prohibits transfer or sale of these shares until 5 years have elapsed from the date of the initial option grants (1996, 1997, and 1998 respectively).

                                          Policy and Compensation Committee

                                          Don Schroeder
                                          H.T. Ritchie
                                          Daniel Skolness

                             Director Compensation

  Until July 1, 1993 the Company traditionally did not pay cash compensation for serving on the Board of Directors or on a committee of the Board of Directors. As compensation for serving as a director and serving on committees of the Board of Directors for fiscal years 1994, 1995 and 1996, on December 10, 1993, the Company adopted a shareholder approved three year plan to grant to each of the incumbent directors options to purchase 25,000 shares of Common Stock at an exercise price equal to $9.63 per share, the market closing price of the Company's Common Stock on such date. Such options expire 10 years from the date of grant if not previously exercised. As a result of stock splits which occurred through 1997, and due to antidilutive features of the Company's stock options, the quantity of options granted to each optionee, for each of those three years, have increased to 72,000. At the same time, the exercise price of all options which were issued prior to any stock splits have been reduced proportionately by the dilutive effect of the splits.

  On December 16, 1997, the Company adopted a shareholder approved three-year plan to grant to each non-employee director options to purchase 15,000 shares of Common Stock annually on December 16 of 1997, 1998, and 1999 respectively. These options were granted at an exercise price equal to the closing market price of the Company's Common Stock on each annual grant date. Then incumbent directors Mr. Greenberg, Mr. Offutt and Mr. Schroeder were excluded from the option grants in the first year of the plan due to receiving options separately issued to them upon their acceptance of their positions as directors.

  From July 1, 1993 until July 21, 1999 the Company paid directors who were not employees of the Company (i) $1,000 for each meeting of the Board of Directors attended in person and (ii) $500 for each meeting of a committee of the Board of Directors attended in person, provided that such meeting was not held coincidentally with a full board meeting. Employee directors were not eligible to receive cash compensation for serving as a director or for serving on any committees of the Board of Directors.

  At a meeting of the Board of Directors held on July 21, 1999, the board voted to modify director compensation for this and future meetings, and to award stock options to five retiring directors. Directors Jack F. Chivers, Raymond
G. Friend, Arthur Greenberg, Ronald D. Offutt and Donald M. Wright, each resigned as members of the Board of Directors effective August 2, 1999, and were each granted options to purchase 25,000 shares of the Company's Common Stock at an exercise price of $1.625 per share on the same date. These options became exercisable on February 2, 2000, and will expire on August 1, 2004 if not previously exercised.

  At this same Board meeting, compensation for the individual non-employee Board members for the July 21, 1999 and future Board and Committee meetings was changed to (i) 500 shares of the Company's Common Stock, plus cash equal to 40% of the value thereof (based on the closing stock price on the date of the meeting) for each Board meeting attended in person; and (ii) 250 shares of the Company's Common stock, plus cash equal to 40% of the value thereof for each meeting of a committee of the Board of Directors attended in person. Employee directors are not eligible to receive meeting compensation. In addition to these meeting fees, the Board voted to pay each acting Board member the following annualized compensation: (i) $48,000 per year to the acting Chairman of the Board; (ii) $24,000 per year to the acting Vice Chairman of the board (if elected), and; (iii) $3,000 per year to all remaining non-employee Board members. No Vice Chairman has served since the November 16, 1999 Board meeting.

  At a meeting of the Board of Directors held on April 13, 2000 the Board voted to modify meeting compensation paid to its non-employee members for this and subsequent meetings from the stock plus cash formula described above, to: (i) $1,500 for each full Board meeting attended in person, and; (ii) $500 for each committee meeting of the Board of Directors attended in person. No change was made to the existing annualized compensation paid to Board members. On September 7, 2000, the Board voted to authorize a new three year plan for option grants to replace the shareholder approved plan which expired in December of 1999. This plan is conditioned upon the obtaining of shareholder approval, and is explained in detail below as Item 3.

  The Company also reimburses all directors for reasonable expenses incurred in connection with their attendance at meetings, including committee meetings, of the Board of Directors.


                             Employment Contracts

  On March 31, 1998, the Company entered into an employment agreement with Gary
R. Smith providing for him to serve as Chief Executive Officer of the Company. This agreement has a term of three years, expiring March 30, 2001, and provides for a base salary of $180,000 for the first year, $200,000 for the second year, and $225,000 for the third year respectively. The agreement also provides for bonus payments at the discretion of the Board of Directors, and for a grant of stock options according to the following schedule: (a) 25,000 options granted on April 6, 1998 at $2.50; (b) 15,000 options granted on December 31, 1998 at $1.69 (the closing market price on that date); and (c) 15,000 options granted on December 16, 1999 at $1.125 (the closing market price on that date). The agreement further provided for standard employee benefits, a travel and moving allowance, a Company provided vehicle, and an agreement that the employee will not compete with the Company for a period of two years after termination of his employment.

   On April 1, 1995, the Company entered into an employment agreement with Mr. Standlee which currently provides a base salary of $90,000 annually, standard employee benefits, and a provision that Mr. Standlee will not compete with the Company for a period of 2 years after termination of his employment. The term of the employment agreement with Mr. Standlee expired on June 30, 2000. As of the date hereof, no other term employment agreements exist between the Company and its executive officers.

  Report of the Compensation Committee with Respect to Executive Compensation

  The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers, stockholders and employees. Prior to and including fiscal 2000, administration of the Company's compensation philosophy and overseeing the evaluation process as it relates to salary and bonus determinations has been the responsibility of the Board of Directors as a group, with the Policy and Compensation Committee (the "Committee") being responsible for studying compensation issues and making recommendations to the Board of Directors.

  Executive Compensation Philosophy. The goals of the Company's executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executives is based on the following principles:

  *  The Company attempts to compensate competitively.

  The Company is committed to providing a compensation program aimed at attracting and retaining the best people in the industry. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of comparable companies and sets its compensation parameters based on this review.

  *  The Company compensates sustained performance.

  Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit and performance relative to competitors. Individual performance is evaluated by reviewing organizational and m management development progress against set objectives.

  *  The Company strives for fairness in the administration of compensation.

  The Company attempts to apply its compensation philosophy uniformly. The Company strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies.

  The Board of Directors, determines the compensation levels and contract terms for any employment agreements with executive officers.

  The Company's process of assessing executive performance is as follows:

     At the beginning of the annual performance cycle, the Chief Executive Officer and the Committee set objectives and key goals for the Company's officers, and key employees are provided written work plans.

     Throughout the annual performance cycle, the Chief Executive Officer and the Committee give each officer ongoing feedback on performance.

     At the end of the annual performance cycle, the Chief Executive Officer and the Committee evaluate the officer's accomplishment of objectives and attainment of key goals.

     The accomplishment of objectives and attainment of key goals affect the Chief Executive Officer's and the Committee's recommendations to the Board of Directors on salary increases, bonuses and, if applicable, stock options.

  Executive Compensation Vehicles. The Company utilizes a compensation program to attract and retain key executives, enabling it to improve products, motivate technological innovation, foster teamwork and adequately reward executives, all with the goal of enhancing stockholder value. The annual cash-based compensation for executives consists of a base salary subject to increases at the discretion of the Company. Salaries are reviewed on an annual basis and may be changed based on (i) information derived from the evaluation procedures described above, (ii) a determination that an individual's contributions to the Company have increased (or decreased), and (iii) changes in competitive compensation levels. The Company also makes available to executives incentive bonuses based on individual work plan performance, and based on overall Company performance.

  The Company also has a Long-Term Savings and Deferred Profit Sharing Plan (the "401(k) Plan"), adopted in 1991 to allow participants to defer compensation pursuant to Section 401(k) of the Internal Revenue Code. All employees of the Company, including executives, are eligible to participate in the 401(k) Plan provided certain qualifications are met. In addition to amounts which participants may elect to contribute to the 401(k) Plan, the Company makes "matching" contributions to the 401(k) Plan available to all participants. Payments of benefits accrued for 401(k) Plan participants will be made upon retirement or upon termination of employment prior to retirement provided certain conditions have been met by the employee prior to termination.

  Long-term incentives are intended to be provided through stock options specified in employment agreements and through the possible grant of additional stock options under the 1992 Stock Option Plan or future stock option plans. During fiscal 2000, certain bonuses awarded to executives were also awarded in the form of shares of common stock. The Company believes that the objective of aligning executives' long range interests with those of the stockholders may be met by providing the executives with the opportunity to build a meaningful stake in the Company, either through the award of stock options, or actual shares of the Company.

  Chief Executive Officer and Other Officer Compensation. The compensation levels paid to Gary R. Smith as President and Chief Executive Officer, and Christopher G. Standlee as Vice President, were established pursuant to the employment agreements described above (see "Employment Contracts" above). These agreements and all modifications thereto, were approved by the Board of Directors after careful consideration. Compensation to executive officers is provided by base salary, incentive bonuses, and stock option awards.

  Base Salary. An executive's base salary is determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at peer companies.

  Bonuses. Payments under the Company's bonus incentive plan are tied to both individual performance and the Company's level of achievement based on annual earnings. This creates a direct link between achievement of individual performance goals, the Company's profitability, and executive officer pay.

  Long-Term Incentives. The Company's overall long-term compensation philosophy is that long-term incentives should be directly related to the creation of stockholder value, thus providing a strong link between management and stockholders. In support of this philosophy, the Company has from time to time awarded to its executive officers stock options.

  Stock Option Awards. Stock options encourage and reward executive officers for creating stockholder value as measured by stock price appreciation. Stock options under the 1992 Stock Option Plan are typically awarded at an exercise price equal to the fair market value of the stock on the date of grant, and, therefore, only have value for the executive officers if the price of the Company's stock appreciates in value from the date the stock options are granted. The Company also adopted an Employee Stock Purchase Plan for key management employees. This 3-year plan was approved by majority vote of stockholders at the Company's Annual Meeting of Stockholders on November 17, 1995 and the last option to purchase shares of stock under this plan was granted in fiscal year 1998. Mr. Friend and Mr. Standlee were eligible and did participate in this plan while Mr. Smith was not. Under the plan, employees of the Company were entitled to purchase a certain number of shares of stock (based primarily on years of service to the Company) at a discounted value. Stockholders also benefit from such stock price appreciation.

  Stock options are awarded periodically in line with the Company's objective to provide (i) a long-term equity interest in the Company, and (ii) an opportunity for a greater financial reward if long-term performance is sustained. The base number of options granted to each executive officer falls within a pre-determined range, set and approved by the Board of Directors when implementing the Company's Stock Option Plans. Individual grants which are awarded in addition to the base options are dependent upon the Company's future business plans, the executive officer's ability to positively impact those plans, the executive officer's position and level of responsibility within the Company, and an evaluation of the executive officer's performance.


                                         Policy and Compensation Committee

                                         H.T. Ritchie
                                         Daniel O. Skolness
                                         Donald D. Schroeder

Section 16(a) Beneficial Ownership Reporting Compliance.

  Under the securities laws of the Unites States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's securities are required to report to the Securities and Exchange Commission and to the NASDAQ National Market System, by a specified date, his or her ownership of, or transactions in the Company's securities. To the Company's knowledge, based solely on information filed with the Company, all of these requirements have been satisfied, except as follows: (1) David E. Dykstra failed to timely file one Form 3 and one Form 4, representing one transaction for the month of November, 1999. This transaction was an initial option award granted at the initiation of his employment with the company. (2) Daniel B. Allison, Gregory D. Heuer, Christopher G. Standlee, and Stephen W. Van Norden, each failed to timely file one Form 4 for the month of June, 2000.
 Each of these Form 4 reports reflected 4 transactions (6 transactions for Daniel B. Allison), all of which were scheduled option exercises under the Company's Employee Stock Purchase Plan. The Form 3 and 4 reports for David Dykstra were due December 10, 1999, and were filed February 10, 2000. The Form 4 reports for the remaining individuals were due July 10, 2000, and were filed July 12, 2000.


                        STOCK PRICE PERFORMANCE GRAPH

  The Stock Price Performance Graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the total cumulative return of the S&P 500 Stock Index and the Peer Group for the Company (Midwest Grain Products, Archer-Daniels and Methenex Corp.) for the fiscal years 1994, 1995, 1996, 1997, 1998 and 1999, ending June
30. All calculations assume reinvestment of dividends.


Total Return to Stockholders
(Assumes $100 investment on 6/30/95)

Total Return Analysis

               06/30/95  06/28/96  06/30/97  06/30/98  06/30/99  06/30/00
High Plains    $100.00   $ 67.39   $ 71.74   $ 45.88   $ 33.15   $ 43.48
Peer Group     $100.00   $107.64   $140.46   $124.01   $114.08   $ 80.26
S&P 500        $100.00   $125.99   $169.68   $220.84   $271.10   $290.75


Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677
Data from Bloomberg Financial Markets.



ITEM 2                       SELECTION OF AUDITORS

  Proxies solicited by the Board of Directors will be voted for ratification of the appointment of Allen, Gibbs & Houlik, L.C. as the Company's independent auditors for the 2001 fiscal year in the absence of instructions to the contrary.

  The audit of the Company for the year ended June 30, 2000, was conducted by Allen, Gibbs & Houlik, L.C. Representatives of such firm are expected to be present at the Annual Meeting of Stockholders to make a statement if they desire to do so and to answer appropriate questions. The Board of Directors recommends that the stockholders vote FOR ratification of its appointment of Allen, Gibbs & Houlik, L.C.


ITEM 3              MODIFICATION OF THE 1992 STOCK OPTION PLAN

                              Proposed  Amendment

     In absence of instructions to the contrary, proxies solicited by the Board of Directors will be voted for the ratification of an amendment to the 1992 Stock Option Plan that will provide for scheduled grants to non-employee directors. (See text of proposed amendments below.) As of October 23, 2000 there were four (4) non-employee directors on the Company's Board of Directors.

Following is a Summary of the 1992 Stock Option Plan:

     The 1992 Stock Option Plan provides for the grant of both non-qualified stock options and options that qualify as incentive stock options under
Section 422 of the Internal Revenue Code, as amended (the "Code", and is administered by the Compensation Committee of the members of the Board of Directors (the "Committee"). Officers and directors of the Company or any subsidiary receive options pursuant to a schedule set forth in the 1992 Stock Option Plan (the "Schedule") or pursuant to the determination of the Committee in the event the Committee is composed of disinterested directors as required by Rule 16b-3 promulgated under the Act, subject in all cases to the provisions of the 1992 Stock Option Plan.

     The 1992 Stock Option Plan as amended by shareholder vote in November of 1994, and again in December of 1997, provides that a total of 4,000,000 shares of Common Stock of the Company may be made subject to options under such plan. This number is reflective of any stock splits that have occurred since the inception of the plan. The 1992 Stock Option Plan further provides that the option price shall be fixed as set forth on the schedule or by the Committee in the event the Committee is composed of disinterested directors under Rule 16b-3. The option exercise prices of incentive stock options may not be less than 100% (110% in the case of an incentive stock option granted to a stockholder owning more than 10% of the voting power of all classes of stock of the Company or any subsidiary) of the fair market value of the Common Stock as of the date the option is granted. The option exercise price of nonqualified stock options may be established by the Committee without regard to the fair market value of the common stock. During any calendar year, the aggregated fair market value, determined at the date of grant, of Common Stock with respect to which incentive stock options are exercisable for the first time by an Optionee must not exceed $100,000. Options shall not be exercisable for six (6) months from the date of the grant thereof, however, the six (6) month holding period shall not apply in the event of any exercise of an option by an Optionee's estate or by any other person who acquired an option by reason of an Optionee's death. The term of each option may not exceed ten (10) years from the date the option is granted, or five (5) years in the case of incentive stock options granted to stockholders owning more than 10% of the voting power of all classes of stock of the Company or any subsidiary. Optionee's who exercise their original option(s) granted under the 1992 Stock Option Plan and remit the exercise payment required, are granted a one-time option to purchase the like quantity of Common Shares as those options exercised, in order to replace their option (The "Reload Option). The per share price at which the Reload Option is exercisable shall be equal to the closing sales price of the Company's Common Stock (appropriately adjusted for any stock split, stock dividend, combination or exchange) as reported in the NASDAQ National Market System on the day in which the original options are exercised. The exercise period of the Reload Option shall expire, and the Reload Option shall be no longer exercisable, on the later to occur of (i ) the expiration date of the originally exercised option or (ii) one year from the date of grant of the Reload Option.

     Options granted under the 1992 Stock Option Plan are not transferable, except by will or the laws of descent or distribution. Any incentive stock options granted under the 1992 Stock Option Plan are exercisable only while the Optionee is an employee of the Company or any subsidiary or, to the extent otherwise exercisable on the date of cessation of employment, (i) within the three (3) month period after termination of employment for any reason other than death or disability (ii) within the twelve (12) month period after termination of employment due to disability, as defined in Section 22(e)(3) of the Code, or (iii) within the twelve (12) month period after the death of an Optionee either while the Optionee is employed by the Company or any subsidiary or during the period after termination of employment during which an option is exercisable under (i)or (ii). Nonqualified options will carry such restrictions upon exercise as the committee may determine. The Committee may, in its discretion, impose other conditions of employment or dispense with one or more conditions; however, any action that results in (i)a material increase of benefits, (ii) a material increase in the number of options, or
(iii) a material modification in the requirements as to eligibility for participation in the 1992 Stock Option Plan must be approved by the stockholders of the Company. Shares of Common Stock subject to canceled or lapsed options shall be available for subsequently granted options.

     The quantity of stock options and the respective exercise prices resulting from this plan are subject to adjustment from antidilutive provisions which are contained in the plan, and are necessary to implement due to stock splits.


                   Benefits Under Proposed Amendment to Plan


     Name and Position                           Number of Scheduled
                                                Options to be Received*

     Gilbert B. Eckhoff, Director Nominee                    0

     Gary R. Smith, President and CEO                        0

     Donald D. Schroeder                               300,000
     Chairman of the Board

     H.T. Ritchie, Board Member                        150,000

     David C. Nesbitt, Board Member                    150,000

     Executive Officer Group                                 0

     Non-Executive Director Group                      600,000

     Associates of any Directors,                            0
     Executive Officers or Nominees

     Other persons who receive or will                       0
     receive five percent of such options

     Non-Executive Officer Employee Group                    0

* Options will be granted at an exercise price of $2.75, which was market value on date of grant (September 7, 2000), as established by the closing price per share of the Company's Common Stock as reported on NASDAQ for September 7, 2000. All options granted under this proposed amendment are non-qualified options with a single grant date, but which vest in three equal portions on March 7 of each 2001, 2002, and 2003. Vesting of these options is contingent upon the continued service of the optionee as director and/or Chairman, or otherwise as an employee of the Company through the stated dates (see details of amendment described below).

Federal Tax Aspects

    Under the 1992 Stock Option Plan, the Committee may grant options which qualify as "incentive stock options" ("ISO") as defined in Section 422 of the Code. Under Code Section 422, the receipt of an ISO will not realize taxable income by reason of the grant or the exercise of an ISO. If an Optionee exercises an ISO and retains the acquired shares for at least one year after the date of transfer and for at least two years after the date of grant, any gain realized upon disposition will be taxable to the grantee as mid-term capital gain (or, if held more than eighteen months after the exercise date, as long-term capital gain), and the Company will not be entitled to any tax deduction. However, if the Optionee does not satisfy the applicable holding periods, the difference between the option price and the lesser of the fair market value of the shares on the date of exercise or the price received upon disposition of the shares generally will be treated as compensation taxable to the grantee as ordinary income. Any additional gain upon such disposition will be taxed as short-term capital gain. The Company then will be entitled to a deduction in the amount constituting ordinary income to the Optionee. At the time of exercise, the difference between the price paid and the market value of the stock (the "bargain element"), is treated as an "adjustment" in the calculation of "alternative minimum taxable income" and may result in the imposition of the "alternative minimum tax."

     The recipient of a non-qualified stock option will not realize income until the option is exercised. At the time of exercise, the Optionee will realize ordinary income, subject to withholding, and the Company will become entitled to a corresponding deduction in the amount by which the market value of the purchased shares at the time of exercise exceeds the exercise price for such shares. If an Optionee thereafter sells such shares, the gain or loss, if any, realized upon such disposition will constitute short-term, mid-term or long-term capital gain or loss to the Optionee, depending upon the length of time such shares are held after exercise of the options associated with such shares.

The Proposed Amendment to the 1992 Stock Option Plan is as follows:

Grant. In addition to other options provided for under the terms of the 1992 Option Plan. Scheduled grants are amended to provide that each non-employee director shall be granted a non-qualified option to purchase 150,000 shares of the Company's Common Stock , with an additional 150,000 shares awarded to Donald Schroeder in his capacity as Chairman of the Board. All options are granted in accordance with the standard terms and conditions of the Company's 1992 stock option plans, with the following additional provisions or exceptions:

1. The exercise price for all these options will be the closing market price as of September 7, 2000, the date of grant.
2. The directors' options will be exercisable in scheduled tiers of 50,000 options each on March 7, 2001, March 7, 2002, and March 7, 2003. The directors' options will only be exercisable if the recipient is either an employee, director, or officer of the Company on the respective exercise dates.
3. The Chairman's additional options will be exercisable in the same amounts and on the same dates, and will be exercisable only if Donald Schroeder is still the elected and acting Chairman of the Board of the Company on the date of exercise.
4. The options will not contain a re-load right or any re-load provisions.

Option Exercise Price. The per share price at which these options shall be exercisable shall be $2.75, the closing sales price as reported in the NASDAQ National Market System of the Company's Common Stock on September 7, 2000, the date of grant.

                      Principal Reason for Amendment

    The purposes and intended effects of the proposed amendment to the Company's 1992 Stock Option Plan are (i) to provide the Company with a compensation plan to attract and retain qualified persons as members of its Board of Directors: (ii) to relate such compensation plan to the performance of the Company's Common Stock, providing incentive to the Optionee to maximize the value of the Company's Common Stock; and (iii) to allow the Optionees to assist the Company in obtaining cash flow which could become necessary from time to time by the Company's receipt of the Optionee's exercise price without the Company undertaking the expense to have an underwritten stock offering or private placement, both of which would require cash expenditures.

     If the proposed amendment is not approved, the 1992 Stock Option Plan will continue in accordance with its current terms.

    The resolution constituting Item 3 to approve this amendment to the 1992 Stock Option Plan is as follows:

     "RESOLVED, that, as conditionally adopted by the Board of Directors, the amendment to the High Plains Corporation 1992 Stock Option Plan described in the proxy statement accompanying the notice of this Annual Meeting, be and hereby are approved and ratified as of November 28, 2000."

                        Vote Required for Amendment

     Approval of this amendment will require the affirmative vote of a majority of the shares of the Common Stock outstanding as of the Record Date. The Board of Directors has approved the proposed amendment and recommends that the stockholders vote FOR the proposed amendment.


                             OTHER INFORMATION

  Neither the Board of Directors nor management knows of any other matters to be presented at the Annual Meeting of Stockholders. However, if any other matter properly comes before the meeting, the persons named in the enclosed Proxy will vote in accordance with their judgement upon such matters. Stockholders who do not expect to attend in person are urged to execute and promptly return the enclosed form of Proxy.


                        PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders to be presented at the Company's 2001 Annual Meeting of Stockholders must be received at the Company's executive offices no later than June 26, 2001 for inclusion in the fiscal year 2001 Proxy Statement. Proposals of stockholders to be presented at the Company's 2001 Annual Meeting of Stockholders without inclusion of such proposal in the 2001 Proxy Statement should be received at the Company's executive offices no later than October 15, 2001. If the Company does not receive a proposal by October 15, 2001, proxies given to the Company may grant the Company discretionary authority to vote on such proposal.

                                         By Order of the Board of Directors
                                         Gary R. Smith
                                         President and Chief Executive Officer

Wichita, Kansas
October 23, 2000

                                  EXHIBIT A

                       CHARTER AND POWERS OF THE AUDIT
                     COMMITTEE OF HIGH PLAINS CORPORATION

               Adopted by the Board of Directors on June 9, 2000

               RESOLVED, that the charter and powers of the Audit
Committee of the Board of Directors (the "Audit Committee") shall be:

 * Overseeing that management has maintained the reliability and integrity of the accounting policies and financial reporting and disclosure practices of the Company.
 * Overseeing that management has established and maintained processes to assure that an adequate system of internal control is functioning within the Company.
 * Overseeing that management has established and maintained processes to assure compliance by the Company with all applicable laws, regulations and Company policy;


RESOLVED, that the Audit Committee shall have the following specific powers and duties:

Holding such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the independent accountants or the General Auditor;
Creating an agenda for the ensuing year;
Reviewing the performance of the independent accountants and making recommendations to the Board of Directors regarding the appointment or termination of the independent accountants;
Conferring with the independent accountants and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries; reviewing and approving the independent accountants' annual engagement letter; reviewing and approving the Company's internal audit charter, annual audit plans and budgets; directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;
Reviewing with management, the independent accountants and internal auditors significant risks and exposures, audit activities and significant audit findings;
Reviewing the range and cost of audit and non-audit services performed by the independent accountants;
Reviewing the Company's audited annual financial statements and the independent accountants' opinion rendered with respect to such financial statements, including reviewing the nature and extent of any significant changes in accounting principles or the application therein;
Reviewing the adequacy of the Company's systems of internal control;
Obtaining from the independent accountants and internal auditors their recommendations regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and its subsidiaries and reviewing the correction of controls deemed to be deficient;
Providing an independent, direct communication between the Board of Directors, internal auditors and independent accountants;
Reviewing the adequacy of internal controls and procedures related to executive travel and entertainment, including use of Company-owned aircraft;
Reviewing with appropriate Company personnel the actions taken to ensure compliance with the Company's Code of Conduct and the results of confirmations and violations of such Code;
Reviewing the programs and policies of the Company designed to ensure compliance with applicable laws and regulations and monitoring the results of these compliance efforts;
Reviewing the procedures established by the Company that monitor the compliance by the Company with its loan and indenture covenants and restrictions;
Reporting through its Chairman to the Board of Directors following the meetings of the Audit Committee;
Maintaining minutes or other records of meetings and activities of the Audit
  Committee;

Reviewing the powers of the Committee annually and reporting and making recommendations to the Board of Directors on the responsibilities; Conducting or authorizing investigations into any matters within the Audit
  Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation;
Considering such other matters in relation to the financial affairs of the Company and its accounts, and in relation to the internal and external audit of the Company as the Audit Committee may, in its discretion, determine to be advisable.